UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2020

CLIC TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-208350	47-4982037
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

20801 Biscayne Blvd.

Suite 403

Aventura, FL 33180

(Address of principal executive offices)

305-952-5505

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 2459.244a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 2459.244d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 2459.243e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2020, the CLIC Technology Inc. (the “Company”) entered into a Software Development Agreement (the “Agreement”) with HB Holdings Venture LLC. Pursuant to the Agreement the Company will develop software and applications based upon the intellectual property developed and owned by HB Holdings Venture. the Company will pay HB Holdings Venture a royalty equal to 5% of gross sales beginning in the second year of the Agreement. The Agreement is for a term of up to five years from the date that the application is first accepted by the Apple iOS App Store as long as the Company meets certain minimums. The Agreement is attached hereto as Exhibit 10.1 and this summary of terms is qualified in its entirety by reference thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 17, 2020 the Company entered into a Mutual Release and Separation Agreement with Yosef Biton pursuant to which Biton exchanged 37,548,592 shares of the Company’s common stock for a convertible note in the amount of $2,478,207. The Note is convertible into shares of the Company’s common stock at a price per share equal to 50% of the average of the lowest intra-day trading prices for the Company’s stock during the previous 20 trading days prior to the date of the notice of conversion.

The Company and Biton also entered into a convertible note for $613,569 representing amounts owed to Biton that were previously disclosed by the Company. The Note is convertible into shares of the Company’s common stock at a price per share equal to 50% of the average of the lowest intra-day trading prices for the Company’s stock during the previous 20 trading days prior to the date of the notice of conversion.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2020, Yosef Biton resigned as Chief Executive Officer and a director of the Company.

On April 17, 2020, Richard Keller was appointed as Chief Executive Officer and a director of the Company. The Company entered into an employment agreement with Mr. Keller that includes cash and equity compensation. The agreement is attached hereto as an exhibit.

Richard “Rick” Keller (62) is a 25-year Wall St veteran. Mr. Keller spent most of his career working in institutional fixed income sales and trading where he was a pioneer in the Mortgage Backed Securities (MBS) market. Later in his career he would help transform that market from the traditional voice led OTC market to into electronic trading platforms such as TruMarkets where he was and early investor, and at ICAP and Cantor Fitzgerald. He has also spent time working with High Net Worth investors with firms such as Merrill Lynch and Northwest Mutual in traditional wealth management.

Mr. Keller holds a B.S. From Mount Saint Mary’s University in Maryland and holds or has held the following licenses:

FINRA Series 7, 63 and 65

On June 10, 2020, Tristan Chaudhry was appointed as Chief Technology Officer. Mr. Chaudhry and the Company entered into an employment agreement with the Company on June 10, 2020, though he began working for the Company on application development on April 17, 2020. The agreement is attached hereto as an exhibit.

Tristan Chaudhry (22) is a Software Developer and Technology Strategist with over 6 years of experience in engineering IT infrastructure for companies both small and large. His background includes full stack development, in addition to cryptocurrency and blockchain solutions.

Alongside Tristan's past experience with founding a cryptocurrency platform called Fry Egg, he has most recently co-founded Ember with Isaac Nakash, reaching "Top 100" on the US App Store within the first two months.

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On June 10, 2020 Isaac Nakash was appointed Chief Marketing Officer. Mr. Nakash and the Company entered into an employment agreement with the Company on June 10, 2020, though he began working for the Company on application development and marketing on April 17, 2020. The agreement is attached hereto as an exhibit.

Isaac Nakash (23) is a YouTube Creator and Social Media Entrepreneur who has accumulated more than 1.6 million followers and subscribers on his personal social accounts. In the last 6 years, content produced by Isaac has received more than 2 billion views on YouTube.

Today, Isaac’s main focus is creating viral and effective marketing campaigns for consumer mobile apps that have high market-share potential. Most recently, Isaac co-founded Ember, an audio-fitness app that reached "Top 100" in the US Apple App Store in the fitness category.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Software Development Agreement
10.2	Employment Agreement with Richard Keller
10.3	Employment Agreement with Tristan Chaudhry
10.4	Employment Agreement with Isaac Nakash
10.5	Biton Mutual Release and Separation Agreement and Resignation of Yosef Biton
10.6	Biton Convertible Note

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CLIC TECHNOLOGY INC.

Date: June 15, 2020	By:	/s/ Richard Keller
Richard Keller, CEO and Director

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